Exhibit 99.1

FOR IMMEDIATE RELEASE

June 28, 2007

Contacts:      (Media) Kirstie Foster (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS FISCAL 2007 RESULTS EXCEED TARGETS

Net Sales Grew 6 percent to $12.4 Billion

Segment Operating Profits Increased 7 percent to $2.3 Billion

Diluted Earnings per Share Increased 10 percent to $3.18

Company Sees Continued Good Sales and Earnings Growth in 2008

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today reported results for the fourth quarter and full 2007 fiscal year.

For the fiscal year ended May 27, 2007, General Mills net sales grew 6 percent to $12.4 billion, outpacing 4 percent growth in unit volume. Segment operating profits increased 7 percent to $2.3 billion. Diluted earnings per share (EPS) totaled $3.18, up 10 percent from $2.90 in 2006.

Chairman and Chief Executive Officer Steve Sanger said, “For the second year in a row, all three of our business segments achieved solid gains in net sales and

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operating profit. We increased our level of consumer marketing investment, which will help sustain our brands’ growth momentum going forward. And we returned $1.8 billion in cash to shareholders through increased dividends and share repurchases.” Total return to General Mills shareholders in fiscal 2007 through stock price appreciation and dividends exceeded 19 percent.

Fourth Quarter Results

Net sales for the fourth quarter of 2007 increased 7 percent to $3.1 billion, driven by 5 percent unit volume growth. Segment operating profits of $492 million matched prior year levels despite higher input costs and a 16 percent increase in consumer marketing expense in the quarter. Net earnings grew 1 percent to $224 million. These results included restructuring and impairment expenses discussed below in the sections titled Joint Ventures and Corporate Items. Fourth-quarter diluted earnings per share rose 2 percent to 62 cents.

U.S. Retail Segment Results

Fiscal 2007 net sales for General Mills’ domestic retail operations grew 4 percent to nearly $8.5 billion. Unit volume also increased 4 percent. Segment operating profits rose 5 percent to reach nearly $1.9 billion.

Net sales for the Snacks division increased 10 percent to exceed $1 billion for the first time, led by grain snacks such as Nature Valley granola bars and new Fiber One bars. Yoplait sales grew 6 percent, led by Yoplait light varieties, Go-gurt and Yoplait Kids yogurt fortified with DHA Omega 3. Net sales for the Meals division grew 5 percent,

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reflecting strong growth of Progresso ready-to-serve soups and Hamburger Helper mixes. Net sales for Pillsbury USA and the Baking Products division each grew 3 percent. Big G cereals posted a 2 percent sales increase, with strong performance from the market-leading Cheerios franchise and new cereals introduced during the year.

For the fourth quarter, U.S. Retail net sales and unit volume each grew 6 percent. Operating profit declined 2 percent, primarily due to double-digit growth in consumer marketing expense for the period.

International Segment Results

International net sales grew 16 percent in 2007 to exceed $2.1 billion. Unit volume grew 8 percent and favorable currency exchange contributed 4 points of sales growth. Operating profits rose 11 percent to $216 million despite double-digit growth in consumer marketing expense.

For the fourth quarter, International net sales grew 19 percent to $564 million, driven by a 10 percent increase in unit volume. Operating profits grew even faster, rising 24 percent to $56 million.

Bakeries & Foodservice Segment Results

Net sales for the Bakeries & Foodservice division grew 5 percent to exceed $1.8 billion. Unit volume grew 1 percent, and pricing, favorable sales mix and productivity boosted operating profits 28 percent to $148 million.

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Fourth-quarter net sales for Bakeries & Foodservice increased 1 percent to $466 million. Unit volume declined 2 percent, reflecting the loss of contributions from divested product lines, and operating profits of $30 million were down 3 percent.

Joint Ventures

After-tax earnings from joint ventures totaled $73 million in 2007, up 6 percent on strong earnings growth for Cereal Partners Worldwide (CPW). These results include restructuring expense of $8 million after-tax in both years related to the CPW plant restructuring under way in the United Kingdom.

Fourth quarter after-tax earnings from joint ventures totaled $15 million, up from $12 million a year earlier. CPW restructuring expenses included in the quarterly results totaled $1 million in 2007 and $8 million in 2006.

Corporate Items

Net interest expense in 2007 totaled $427 million, up 7 percent from the previous year due to higher rates and changes in the mix of debt. Fourth quarter interest expense was $105 million, unchanged from last year. The effective tax rate for 2007 was 34.3 percent, largely consistent with the prior year. This year’s fourth quarter tax rate was 30.5 percent, reflecting a settlement of tax audits and increased benefits of our international tax structure.

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Corporate unallocated expense totaled $163 million in 2007, up from $123 million in the prior year. At the beginning of 2007, General Mills adopted accounting standard SFAS 123R for stock-based compensation, and this had an incremental expense impact of $69 million for the year.

Restructuring, impairment and other exit costs totaled $39 million in 2007, including $41 million in the fourth quarter. This compares to $30 million of restructuring, impairment and other exit costs recorded in 2006.

Cash Flow Items

Cash flow from operations totaled nearly $1.8 billion in 2007. Capital expenditures totaled $460 million for the year. Dividends paid in 2007 grew 7.5 percent to $1.44 per share. On June 25, 2007, the company announced a 2-cent increase in the quarterly dividend rate to 39 cents per share, effective with the August 1, 2007, payment.

Average diluted shares outstanding declined from 379 million in 2006 to 360 million in 2007. The average diluted share balance for 2006 includes the impact of accounting for contingently convertible debt which ended in December 2005. During 2007, General Mills repurchased 24 million shares of common stock at an average price of $54.41.

Fiscal 2008 Outlook

“We expect fiscal 2008 to be another year of strong operating performance, consistent with our long-term goals,” Sanger said. “Our growth model calls for low single-digit growth in net sales, mid single-digit growth in segment operating profits, and high single-digit growth in earnings per share. We expect to meet these targets in 2008 despite the estimated 5 percent input-cost inflation and increased consumer marketing investment that is included in our plans.”

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The company has established a targeted range for 2008 earnings per share of $3.39 to $3.43, which would represent growth of 7 to 8 percent from 2007 results.

General Mills will hold a briefing for investors today, June 28, 2007, beginning at 9:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, Operating Profit, is included in the attached Operating Segments schedule.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets; changes in laws and regulations, including labeling and advertising regulations; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Fiscal 2007 Unaudited) (In Millions, Except per Share Data)

	52 Weeks Ended May 27, 2007	52 Weeks Ended May 28, 2006	52 Weeks Ended May 29, 2005

Net Sales	$12,442	$11,712	$11,308

Cost of sales	7,955	7,545	7,326
Selling, general and administrative	2,390	2,179	1,998
Restructuring, impairment and other exit costs	39	30	84

Operating Profit	2,058	1,958	1,900

Divestitures (gain)	—	—	(499)
Debt repurchase costs	—	—	137
Interest expense, net	427	399	455

Earnings before Income Taxes and After-tax Earnings from Joint Ventures	1,631	1,559	1,807

Income Taxes	560	538	661

After-tax Earnings from Joint Ventures	73	69	94

Net Earnings	$1,144	$1,090	$1,240

Earnings per Share – Basic	$3.30	$3.05	$3.34

Earnings per Share – Diluted	$3.18	$2.90	$3.08

Dividends per Share	$1.44	$1.34	$1.24

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended May 27, 2007	13 Weeks Ended May 28, 2006

Net Sales	$3,061	$2,863

Cost of sales	1,989	1,878
Selling, general and administrative	625	560
Restructuring, impairment and other exit costs	41	14

Operating Profit	406	411

Interest expense, net	105	105

Earnings before Income Taxes and After-tax Earnings from Joint Ventures	301	306

Income Taxes	92	96

After-tax Earnings from Joint Ventures	15	12

Net Earnings	$224	$222

Earnings per Share – Basic	$.65	$.62

Earnings per Share – Diluted	$.62	$.61

Dividends per Share	$.37	$.34

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENTS
(Fiscal 2007 and Quarterly Periods Unaudited) (In Millions)

	13 Weeks Ended May 27, 2007	13 Weeks Ended May 28, 2006	52 Weeks Ended
			May 27, 2007	May 28, 2006	May 29, 2005

Net Sales:
U.S. Retail	$2,031	$1,926	$8,491	$8,137	$7,891
International	564	475	2,124	1,837	1,725
Bakeries and Foodservice	466	462	1,827	1,738	1,692

Total	$3,061	$2,863	$12,442	$11,712	$11,308

Operating Profit:
U.S. Retail	$406	$414	$1,896	$1,801	$1,745
International	56	45	216	194	163
Bakeries and Foodservice	30	31	148	116	108

Total Segment Operating Profit	492	490	2,260	2,111	2,016

Corporate unallocated expense	45	65	163	123	32
Restructuring, impairment and other exit costs	41	14	39	30	84

Operating Profit	$406	$411	$2,058	$1,958	$1,900

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Fiscal 2007 Unaudited) (In Millions)

	May 27, 2007	May 28, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$417	$647
Receivables	953	912
Inventories	1,174	1,055
Prepaid expenses and other current assets	443	377
Deferred income taxes	67	314

Total Current Assets	3,054	3,305

Land, Buildings and Equipment, at Cost	6,096	5,806
Less accumulated depreciation	(3,082)	(2,809)

Net Land, Buildings and Equipment	3,014	2,997
Goodwill	6,835	6,652
Other Intangible Assets	3,694	3,607
Other Assets	1,587	1,778

Total Assets	$18,184	$18,339

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$778	$673
Current portion of long-term debt	1,734	2,131
Notes payable	1,254	1,503
Other current liabilities	2,079	1,831

Total Current Liabilities	5,845	6,138
Long-term Debt	3,218	2,415
Deferred Income Taxes	1,433	1,954
Other Liabilities	1,230	924

Total Liabilities	11,726	11,431

Minority Interests	1,139	1,136

Stockholders’ Equity:
Common stock, 502 shares issued, $.10 par value	50	50
Additional paid-in capital	5,842	5,737
Retained earnings	5,745	5,107
Common stock in treasury	(6,198)	(5,163)
Unearned compensation	—	(84)
Accumulated other comprehensive (loss) income	(120)	125

Total Stockholders’ Equity	5,319	5,772

Total Liabilities and Equity	$18,184	$18,339

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Fiscal 2007 Unaudited) (In Millions)

	52 Weeks Ended
	May 27, 2007	May 28, 2006

Cash Flows – Operating Activities:
Net earnings	$1,144	$1,090
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	418	424
After-tax earnings from joint ventures	(73)	(69)
Stock-based compensation	128	45
Deferred income taxes	26	26
Distribution of earnings from joint ventures	45	77
Tax benefit on exercised options	—	41
Pension and other postretirement costs	(54)	(74)
Restructuring, impairment and other exit costs	39	30
Changes in current assets and liabilities	77	184
Other, net	15	74

Net Cash Provided by Operating Activities	1,765	1,848

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(460)	(360)
Acquisitions	(85)	(26)
Investments in affiliates, net	(100)	1
Proceeds from disposal of land, buildings & equipment	14	11
Proceeds from dispositions of product lines	14	—
Other, net	20	5

Net Cash Used by Investing Activities	(597)	(369)

Cash Flows – Financing Activities:
Change in notes payable	(280)	1,197
Issuance of long-term debt	2,650	—
Payment of long-term debt	(2,323)	(1,386)
Common stock issued	317	157
Tax benefit on exercised options	73	—
Purchases of common stock for treasury	(1,321)	(885)
Dividends paid	(506)	(485)
Other, net	(8)	(3)

Net Cash Used by Financing Activities	(1,398)	(1,405)

Increase (decrease) in Cash and Cash Equivalents	(230)	74
Cash and Cash Equivalents – Beginning of Year	647	573

Cash and Cash Equivalents – End of Year	$417	$647

Cash Flows from Changes in Current Assets and Liabilities:
Receivables	$(24)	$8
Inventories	(116)	(6)
Prepaid expenses and other current assets	(45)	(33)
Accounts payable	88	(28)
Other current liabilities	174	243

Changes in Current Assets and Liabilities	$77	$184

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	During the fourth quarter of fiscal 2007, we reclassified certain receivables, including accrued interest, derivatives and other miscellaneous receivables, that were historically included in accounts receivable to other current assets. We also reclassified valuation allowances related to deferred income tax assets between current and non-current classifications. We have reclassified previously reported balance sheets to conform to the current year presentation.

At the beginning of fiscal 2007, we also reclassified certain accrued liabilities, including trade and consumer promotion accruals, from accounts payable to other current liabilities, and we began classifying certain distributions from joint ventures as operating cash flows (previously reported as investing cash flows). We have reclassified previously reported balance sheets and statements of cash flows to conform to the current year presentation.

At the beginning of fiscal 2007, we shifted selling responsibility for several customers from our Bakeries and Foodservice segment to U.S Retail. All prior year amounts have been restated for comparative purposes. For the fourth quarter of fiscal 2006, net sales of $15 million and operating profit of $6 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. For the year ended May 28, 2006, net sales of $55 million and operating profit of $22 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. Goodwill of $216 million previously reported in our Bakeries and Foodservice segment as of May 28, 2006, has now been recorded in the U.S. Retail segment.

We also made certain changes in the classifications of revenues and expenses at the beginning of fiscal 2007, including classifying shipping costs associated with the distribution of finished products to our customers as cost of sales (previously recorded in selling, general and administrative expense) and classifying certain trade-related costs and customer allowances as cost of sales or selling, general and administrative expense (previously recorded as reductions of net sales). We have reclassified previously reported results to conform to the current year presentation.

(2)	At the beginning of fiscal 2007, we prospectively adopted SFAS No. 123R “Share-based Compensation.” Prior to this adoption, no compensation expense was recognized for stock options granted. Beginning with the adoption of SFAS 123R, we have recorded compensation expense for stock option grants based on their grant-date fair value, and we have revised our expense attribution method for all stock awards to recognize expense immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the contractual vesting period.

For the fourth quarter and fiscal year 2007, compensation expense for all stock-based compensation was $23 million and $128 million, respectively. As a result of the adoption of SFAS 123R, stock-based compensation expense was $8 million and $69 million higher for the fourth quarter and fiscal year 2007, respectively, than if we had continued our previous accounting method.

(3)	On May 27, 2007, we adopted SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS 158 requires us to recognize in our consolidated balance sheets an asset for a plan’s over-funded status or a liability for a plan’s under-funded status. Those changes will be reported in our comprehensive income and as a component of accumulated other comprehensive income in stockholders’ equity. We recorded an after-tax reduction to accumulated other comprehensive income of $440 million as a result of this adoption.

(4)	In the fourth quarter of fiscal 2007, we recorded restructuring, impairment and other exit costs of $41 million. As part of our long-range planning process, we determined that certain product lines in our Bakeries and Foodservice segment were underperforming. In late May 2007, we concluded that the future cash flows generated by these product lines will be insufficient to recover the net book value of the related long-lived assets. Accordingly, we recorded a non-cash impairment charge of $37 million against these assets in the fourth quarter of fiscal 2007. We are further evaluating the future viability of these product lines and may incur additional charges in the future, depending upon the outcome of that evaluation. In addition, we sold our frozen pie product line, including a plant in Rochester, New York, at a loss of $4 million.

In the fourth quarter of fiscal 2006, we recorded restructuring, impairment and other exit costs of $14 million, consisting of $6 million primarily for severance costs associated with the restructuring of our plant in Montreal, Quebec; $5 million associated with restructuring actions previously announced; and $3 million associated with an asset impairment charge in one of our plants.

(5)	In fiscal 2007, we recorded restructuring, impairment and other exit costs of $39 million comprised of the $41 million of expense described in Note Four; a gain of $7 million related to the sale of our previously closed plant in San Adrian, Spain; a $6 million loss associated with the divestiture of our par-baked bread product line; and a gain of $1 million in relation to adjustments to other restructuring actions previously announced.

In fiscal 2006, we recorded restructuring, impairment and other exit costs of $30 million comprised of the $14 million charge described in Note Four; $12 million associated with restructuring actions previously announced; and $4 million of restructuring costs at our Allentown, Pennsylvania frozen waffle plant, primarily related to product and production realignment.

In fiscal 2005, we recorded restructuring, impairment and other exit costs of $84 million primarily consisting of $44 million of charges associated with fiscal 2005 supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs and $30 million of charges related to relocating our frozen baked goods line from our Boston plant.

(6)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123R in fiscal 2007 and the effect of accounting for contingently convertible debt in fiscal 2006, were calculated as follows:

In Millions, Except Per Share Data	Quarter Ended		Fiscal Year Ended

	May 27, 2007	May 28, 2006	May 27, 2007	May 28, 2006	May 29, 2005
Net earnings – as reported	$224	$222	$1,144	$1,090	$1,240
Interest on contingently convertible debentures, after tax	—	—	—	9	20

Net earnings for diluted EPS calculation	$224	$222	$1,144	$1,099	$1,260

Average number of common shares – basic EPS	345	356	347	358	371
Incremental share effect from:
Stock options	12	6	10	6	8
Restricted stock and restricted stock units	2	2	2	2	1
Forward purchase contract	1	—	1	—	—
Contingently convertible debentures	—	—	—	13	29

Average number of common shares – diluted EPS	360	364	360	379	409

Earnings per Share – Basic	$0.65	$0.62	$3.30	$3.05	$3.34
Earnings per Share – Diluted	$0.62	$0.61	$3.18	$2.90	$3.08

(7)	During the third quarter of fiscal 2007, we completed the acquisition of Saxby Bros. Limited, a chilled pastry company in the U.K. for approximately $24 million. This business, which had sales of $24 million in calendar 2006, complements our existing frozen pastry business in the U.K. In addition, we completed an acquisition in Greece totaling $3 million in the third quarter.

During the first quarter of fiscal 2007, Cereal Partners Worldwide (CPW), our joint venture with Nestlé, completed the acquisition of the Uncle Tobys cereal business in Australia. We funded our 50 percent share of the purchase price by making additional advances to and equity contributions in CPW totaling $135 million (classified as Investments in affiliates, net on the consolidated statements of cash flows) and by acquiring a 50 percent undivided interest in certain intellectual property for $58 million.